Exhibit 99.1

Dunkin' Brands Reports Fourth Quarter and Fiscal Year 2018 Results

Fiscal year 2018 highlights include:

•	Dunkin' U.S. comparable store sales growth of 0.6%

•	Baskin-Robbins U.S. comparable store sales decline of 0.6%

•	Added 392 net new restaurants worldwide, including 278 net new Dunkin' locations in the U.S.

•	Revenues increased 3.6%

•	Diluted EPS of $2.71, a decrease of 7.8% driven by the impact of tax reform in the prior year

•	Diluted adjusted EPS increased 40.1% to $2.90

Fourth quarter highlights include:

•	Flat Dunkin' U.S. comparable store sales

•	Baskin-Robbins U.S. comparable store sales decline of 3.7%

•	Added 148 net new Dunkin' and Baskin-Robbins locations globally, including 106 net new Dunkin' locations in the U.S.

•	Revenues increased 1.5%

•	Diluted EPS of $0.64, a decrease of 56.5% driven by the impact of tax reform in the prior year

•	Diluted adjusted EPS increased by 41.7% to $0.68

CANTON, Mass. (February 7, 2019) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' and Baskin-Robbins (BR), today reported results for the fourth quarter and fiscal year ended December 29, 2018.

“In 2018 we made substantial progress with our Blueprint for Growth designed to evolve Dunkin’ U.S. into a beverage-led, on-the-go brand. Along with making an unprecedented investment into the business, we implemented a deliberate sequencing of strategic initiatives including simplifying our menu nationwide, making our first foray into national value, debuting our NextGen new store design, unveiling our new Dunkin’ brand identity, and successfully relaunching our espresso beverages served at the speed of Dunkin',” said David Hoffmann, Dunkin’ Brands Chief Executive Officer and President of Dunkin’ U.S.  “While we did not drive consistent traffic momentum for the full year, we laid the foundation for future growth and, most importantly, along with our franchisees, are unified and well-positioned to capitalize in 2019 on our brand promise of ‘great coffee, fast.’”

"We are pleased to have delivered our revenue, operating income, and earnings per share targets for 2018," said Kate Jaspon, Dunkin' Brands Chief Financial Officer. "We also achieved our Dunkin' U.S. net development goal for the year, including delivering more than double the expected number of NextGen restaurants and exceeding our first-year sales goals for new restaurants. Additionally, we announced this morning that the Board of Directors increased our quarterly dividend by nearly 8 percent over the prior quarter.”

FISCAL YEAR 2018 KEY FINANCIAL HIGHLIGHTS

(Unaudited, $ in millions, except per share data)	Fiscal year ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	December 29, 2018	December 30, 2017(1)	$ / #	%
Financial data:
Revenues	$1,321.6	1,275.6	46.1	3.6%
Operating income	411.8	391.0	20.8	5.3%
Operating income margin	31.2%	30.7%
Adjusted operating income(2)	$434.6	411.1	23.5	5.7%
Adjusted operating income margin(2)	32.9%	32.2%
Net income	$229.9	271.2	(41.3)	(15.2)%
Adjusted net income(2)	246.3	190.6	55.7	29.2%
Earnings per share:
Common–basic	2.75	2.99	(0.24)	(8.0)%
Common–diluted	2.71	2.94	(0.23)	(7.8)%
Diluted adjusted earnings per share(2)	2.90	2.07	0.83	40.1%
Weighted average number of common shares – diluted (in millions)	85.0	92.2	(7.3)	(7.9)%
Systemwide sales(3)	$11,634.0	11,146.6	487.4	4.4%
Comparable store sales growth (decline):
Dunkin' U.S.	0.6%	0.6%
BR U.S.	(0.6)%	0.0%
Dunkin' International	2.2%	0.3%
BR International	3.8%	(0.1)%
Development data:
Consolidated global net POD development	392	440	(48)	(10.9)%
Dunkin' global PODs at period end	12,871	12,538	333	2.7%
BR global PODs at period end	8,041	7,982	59	0.7%
Consolidated global PODs at period end	20,912	20,520	392	1.9%
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and certain other items, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. See “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
(3) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

FOURTH QUARTER 2018 KEY FINANCIAL HIGHLIGHTS

(Unaudited, $ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	December 29, 2018	December 30, 2017(1)	$ / #	%
Financial data:
Revenues	$319.6	314.9	4.7	1.5%
Operating income	96.6	92.2	4.4	4.8%
Operating income margin	30.2%	29.3%
Adjusted operating income(2)	$102.2	95.6	6.6	6.9%
Adjusted operating income margin(2)	32.0%	30.3%
Net income	$53.2	134.7	(81.5)	(60.5)%
Adjusted net income(2)	57.3	44.1	13.2	29.8%
Earnings per share:
Common–basic	0.64	1.49	(0.85)	(57.0)%
Common–diluted	0.64	1.47	(0.83)	(56.5)%
Diluted adjusted earnings per share(2)	0.68	0.48	0.20	41.7%
Weighted average number of common shares – diluted (in millions)	83.7	91.8	(8.0)	(8.7)%
Systemwide sales(3)	$2,876.2	2,799.2	77.0	2.8%
Comparable store sales growth (decline):
Dunkin' U.S.	0.0%	0.8%
BR U.S.	(3.7)%	5.1%
Dunkin' International	1.1%	1.6%
BR International	1.5%	3.0%
Development data:
Consolidated global net POD development	148	141	7	5.0%
Dunkin' global PODs at period end	12,871	12,538	333	2.7%
BR global PODs at period end	8,041	7,982	59	0.7%
Consolidated global PODs at period end	20,912	20,520	392	1.9%
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and certain other items, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. See “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
(3) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.
Global systemwide sales growth of 2.8% in the fourth quarter was primarily attributable to global store development.
Dunkin' U.S. comparable store sales were flat in the fourth quarter as an increase in average ticket was offset by a decrease in traffic. The increase in average ticket was driven by strategic pricing increases coupled with beneficial mix shift to premium priced Cold Beverages, Espresso, and Breakfast Sandwiches.
Baskin-Robbins U.S. comparable store sales declined 3.7% in the fourth quarter as a decrease in traffic was partially offset by an increase in average ticket. Unfavorable weather impact of more than 400 basis points significantly affected all product categories in the fourth quarter. The increase in average ticket was driven by strategic pricing increases coupled with beneficial mix shift to Beverages, Cakes, and Take Home Quarts.

In the fourth quarter, Dunkin' Brands franchisees and licensees opened 148 net new restaurants globally. This included 106 net new Dunkin' U.S. locations, 25 net new Baskin-Robbins International locations, and 25 net new Dunkin' International locations, offset by net closures of 8 Baskin-Robbins U.S. locations. Additionally, Dunkin' U.S. franchisees remodeled 45 restaurants and Baskin-Robbins U.S. franchisees remodeled 33 restaurants during the quarter.
Revenues for the fourth quarter increased $4.7 million, or 1.5%, compared to the prior year period due primarily to increased royalty income as a result of systemwide sales growth, as well as an increase in advertising fees and related income, offset by decreases in sales of ice cream and other products and franchise fees.
Operating income for the fourth quarter increased $4.4 million, or 4.8%, from the prior year period primarily as a result of increases in royalty income and rental margin. These increases were offset by an increase in general and administrative expenses due primarily to a reduction of legal reserves in the prior year period, as well as the decrease in franchise fees.
Adjusted operating income for the fourth quarter increased $6.6 million, or 6.9%, from the prior year period primarily as a result of increases in royalty income and rental margin, as well as a decrease in general and administrative expenses. These increases in adjusted operating income were offset by the decrease in franchise fees.
Net income for the fourth quarter decreased by $81.5 million, or 60.5%, driven primarily by income tax expense of $13.3 million in the current period compared to a net benefit from income taxes of $77.8 million in the prior year period. This decrease in net income was offset by a $7.0 million loss on debt extinguishment and refinancing transactions recognized in conjunction with the refinancing transaction completed in the prior year period, and the increase in operating income. The net benefit from income taxes in the prior year period included a $96.8 million net tax benefit due to the enactment of the Tax Cuts and Jobs Act ("the Tax Act"), consisting primarily of the re-measurement of our deferred tax liabilities using the lower enacted corporate tax rate. Income tax expense for the current period was favorably impacted by a lower corporate tax rate effective in fiscal year 2018 due to the enactment of the Tax Act, as well as excess tax benefits from share-based compensation of $3.2 million in the current year period compared to $0.5 million in the prior year period.
Adjusted net income for the fourth quarter increased $13.2 million, or 29.8%, compared to the prior year period primarily as a result of the increase in adjusted operating income, as well as a decrease in income tax expense. The decrease in income tax expense was driven by a lower corporate tax rate effective in fiscal year 2018 due to the enactment of the Tax Act, as well as excess tax benefits from share-based compensation of $3.2 million in the current year period compared to $0.5 million in the prior year period.
    Diluted earnings per share for the fourth quarter decreased by 56.5% to $0.64 compared to the prior year period as a result of the decrease in net income, offset by a decrease in shares outstanding. Diluted adjusted earnings per share for the fourth quarter increased 41.7% to $0.68 compared to the prior year period as a result of the increase in adjusted net income as well as the decrease in shares outstanding. The decrease in shares outstanding from the prior year period was due primarily to the repurchase of shares since the beginning of the fourth quarter of fiscal year 2017, offset by the exercise of stock options. Excluding the impact of recognized excess tax benefits, both diluted earnings per share and diluted adjusted earnings per share would have been lower by approximately $0.04 and $0.01 for the fourth quarter of fiscal years 2018 and 2017, respectively.
FOURTH QUARTER 2018 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' U.S.	December 29, 2018	December 30, 2017(1)	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$123,024	118,771	4,253	3.6%
Franchise fees	3,717	4,955	(1,238)	(25.0)%
Rental income	24,179	24,231	(52)	(0.2)%
Other revenues	1,305	857	448	52.3%
Total revenues	$152,225	148,814	3,411	2.3%

Segment profit	$119,802	111,913	7,889	7.0%

Comparable store sales growth	0.0%	0.8%
Systemwide sales (in millions)(2)	$2,228.3	2,160.3	68.0	3.1%

Points of distribution	9,419	9,141	278	3.0%
Gross openings	142	172	(30)	(17.4)%
Net openings	106	126	(20)	(15.9)%
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' U.S. fourth quarter revenues of $152.2 million represented an increase of 2.3% compared to the prior year period. The increase was primarily a result of an increase in royalty income driven by systemwide sales growth, offset by a decrease in franchise fees due primarily to franchisee incentives provided in fiscal year 2018 as part of the investments in the Dunkin' U.S. Blueprint for Growth that are being recognized over the remaining term of each respective franchise agreement.
Dunkin' U.S. segment profit in the fourth quarter increased to $119.8 million, an increase of $7.9 million over the prior year period, driven primarily by the increase in royalty income, a decrease in general and administrative expenses, and an increase in rental margin due to expenses incurred in the prior year period to record lease-related liabilities. These increases were offset by the decrease in franchise fees.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' International	December 29, 2018	December 30, 2017(1)	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$5,249	4,954	295	6.0%
Franchise fees	159	485	(326)	(67.2)%
Other revenues	54	(26)	80	n/m
Total revenues	$5,462	5,413	49	0.9%

Segment profit	$3,140	1,974	1,166	59.1%

Comparable store sales growth	1.1%	1.6%
Systemwide sales (in millions)(2)	$206.9	200.0	6.9	3.5%

Points of distribution	3,452	3,397	55	1.6%
Gross openings	99	92	7	7.6%
Net openings (closings)	25	(23)	48	n/m
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' International fourth quarter systemwide sales increased 3.5% from the prior year period driven by sales growth in the Middle East, Europe, and Latin America, offset by sales declines in South Korea and Asia. Sales across all regions were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 6%.
Dunkin' International fourth quarter revenues of $5.5 million represented an increase of 0.9% from the prior year period. The increase in revenues was primarily a result of an increase in royalty income driven by systemwide sales growth, as well as an increase in other revenues, offset by a decrease in franchise fees primarily due to additional deferred revenue recognized in the prior year period upon closure of restaurants and the recognition of franchisee incentives in the current year period.
Segment profit for Dunkin' International increased $1.2 million to $3.1 million in the fourth quarter primarily as a result of a decrease in general and administrative expenses and net income in the current period compared to net loss in the prior year period from our South Korea joint venture.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	December 29, 2018	December 30, 2017(1)	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$5,335	5,459	(124)	(2.3)%
Franchise fees	365	389	(24)	(6.2)%
Rental income	668	743	(75)	(10.1)%
Sales of ice cream and other products	835	1,269	(434)	(34.2)%
Other revenues	1,922	2,193	(271)	(12.4)%
Total revenues	$9,125	10,053	(928)	(9.2)%

Segment profit	$3,918	4,933	(1,015)	(20.6)%

Comparable store sales growth (decline)	(3.7)%	5.1%
Systemwide sales (in millions)(2)	$110.9	112.4	(1.6)	(1.4)%

Points of distribution	2,550	2,560	(10)	(0.4)%
Gross openings	24	32	(8)	(25.0)%
Net closings	(8)	(2)	(6)	n/m
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins U.S. fourth quarter revenues decreased 9.2% from the prior year period to $9.1 million due primarily to decreases in sales of ice cream and other products, other revenues, and royalty income.
Segment profit for Baskin-Robbins U.S. decreased $1.0 million to $3.9 million in the fourth quarter, primarily as a result of an increase in general and administrative expenses, the decreases in other revenues and royalty income, as well as a decrease in net margin on ice cream driven primarily by a decrease in sales volume.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	December 29, 2018	December 30, 2017(1)	$ / #	%
	(Unaudited, $ in thousands except as otherwise noted)
Revenues:
Royalty income	$1,695	1,754	(59)	(3.4)%
Franchise fees	184	178	6	3.4%
Rental income	141	126	15	11.9%
Sales of ice cream and other products	22,278	23,434	(1,156)	(4.9)%
Other revenues	6	106	(100)	(94.3)%
Total revenues	$24,304	25,598	(1,294)	(5.1)%

Segment profit	$5,213	7,231	(2,018)	(27.9)%

Comparable store sales growth	1.5%	3.0%
Systemwide sales (in millions)(2)	$330.0	326.4	3.6	1.1%

Points of distribution	5,491	5,422	69	1.3%
Gross openings	81	115	(34)	(29.6)%
Net openings	25	40	(15)	(37.5)%
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees, licensees, or joint ventures as revenue and such sales are not included in our consolidated financial statements. See “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins International systemwide sales increased 1.1% in the fourth quarter compared to the prior year period driven by sales growth in South Korea and Japan, offset by a sales decline in the Middle East. Sales across all regions were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 3%.
Baskin-Robbins International fourth quarter revenues of $24.3 million represented a decrease of 5.1% from the prior year period due primarily to a decrease in sales of ice cream and other products. Systemwide sales and sales of ice cream and other products are not directly correlated within a given period due to certain licensees sourcing their own ice cream products, the lag between shipment of products to licensees and retail sales at franchised restaurants, and the overall timing of deliveries between fiscal quarters.
Fourth quarter segment profit decreased $2.0 million from the prior year period to $5.2 million primarily as a result of an increase in general and administrative expenses due primarily to consulting fees, as well as a decrease in net margin on ice cream driven primarily by an increase in commodity costs. Offsetting these decreases in segment profit was an increase in net income from our South Korea and Japan joint ventures.

	Three months ended		Increase (Decrease)
U.S. Advertising Funds	December 29, 2018	December 30, 2017(1)	$ / #	%
	(Unaudited, $ in thousands)
Revenues:
Advertising fees and related income	$113,059	110,434	2,625	2.4%
Total revenues	$113,059	110,434	2,625	2.4%

Segment profit	$—	—	—	—%
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
U.S. Advertising Funds fourth quarter revenues of $113.1 million represented an increase of 2.4% compared to the prior year period driven primarily by Dunkin' U.S. systemwide sales growth. Expenses for the U.S. Advertising Funds were equivalent to revenues in each period, resulting in no segment profit.

COMPANY UPDATES

•
The Company today announced that the Board of Directors declared a cash dividend of $0.3750 per share, payable on March 20, 2019, to shareholders of record as of the close of business on March 11, 2019. This represents an 8 percent increase over the prior quarter's dividend.

•
During the fourth quarter, the Company repurchased 458,465 shares of common stock in the open market at a weighted average cost per share of $65.44. The Company's shares outstanding as of December 29, 2018 were 82,560,596.

LONG-TERM TARGETS*
The Company introduces the following 3-year targets:

•	The Company expects low single digit percent comparable store sales growth for Dunkin' U.S.

•	The Company expects Dunkin' U.S. franchisees to open between 200 and 250 net new units annually.

•	The Company expects low-to-mid single digit percent revenue growth.

•	The Company expects low single digit percent general and administrative expense growth (2020 and beyond).

•	The Company expects mid-to-high single digit percent operating and adjusted operating income growth.
*These targets replace all prior long-term targets. The Company is no longer providing long-term targets for Baskin-Robbins U.S. comparable store sales and net unit development.

FISCAL YEAR 2019 TARGETS
The Company introduces the following fiscal year 2019 performance targets:

•	The Company expects low-single digit comparable store sales growth for Dunkin' U.S. and Baskin-Robbins U.S.

•
The Company expects to be at the low end of the range of 200 and 250 net new Dunkin' U.S. units. It expects new Dunkin' U.S. restaurants opened in 2019 will contribute greater than $130 million in systemwide sales in 2019.

•	The Company expects Baskin-Robbins U.S. franchisees to close approximately ten net units.

•	The Company expects low-to-mid single digit percent revenue growth.

•	The Company expects low-to-mid single digit percent other revenue growth driven by consumer packaged goods.

•	The Company expects ice cream margin dollars to be flat compared to 2018 from a profit dollar standpoint.

•	The Company expects net income of equity method investments (JV net income) to be flat compared to 2018.

•	The Company expects a mid-single digit percent reduction to general and administrative expenses.

•	The Company expects mid-to-high single digit percent operating and adjusted operating income growth.

•
The Company expects its full-year effective tax rate to be approximately 28% and net interest expense to be $122 million. The tax guidance excludes any potential future impact from material excess tax benefits in 2019.

•	The Company expects full-year weighted-average shares outstanding of approximately 84 million.

•	The Company expects GAAP diluted earnings per share of $2.74 to $2.83 and adjusted earnings per share of $2.94 to $2.99.

•	The Company expects capital expenditures to be approximately $40 million.

The foregoing non-GAAP forward-looking financial measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Adoption of New Accounting Standard
In May 2014, the Financial Accounting Standards Board issued new guidance for revenue recognition related to contracts with customers, except for contracts within the scope of other standards, which supersedes nearly all existing revenue recognition guidance. The new guidance was effective for the Company beginning in fiscal year 2018. The Company adopted this new guidance in fiscal year 2018 using the full retrospective transition method, which results in restating each prior reporting period presented in the year of adoption, including the three months and fiscal year ended December 30, 2017, included herein. As a result of adopting this new guidance in the first quarter of fiscal year 2018, we identified an additional operating segment consisting of the Dunkin' U.S. and Baskin-Robbins U.S. advertising funds. Additional information regarding the Company's adoption of the new revenue recognition guidance and the impact to historical financial results is contained in Exhibit 99.2 to the Company's filing on Form 8-K, filed with the Securities and Exchange Commission on February 6, 2018.

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by David Hoffmann, Chief Executive Officer and President of Dunkin' U.S., and Kate Jaspon, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 5583457. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's unaudited consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.
Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the success of our investments in the Dunkin' U.S. Blueprint for Growth; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted operating income growth, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Systemwide sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees, licensees, or joint ventures as revenue, and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe systemwide sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “Dunkin' U.S. comparable store sales growth” and “BR U.S. comparable store sales growth,” which are calculated by including only sales from franchisee-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week.

The Company uses “Dunkin' International comparable store sales growth” and "BR International comparable store sales growth," which generally represents the growth in local currency average monthly sales for franchisee-operated restaurants, including joint ventures, that have been open at least 13 months and that have reported sales in the current and comparable prior year month.

About Dunkin' Brands Group, Inc.

With more than 20,900 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the fourth quarter 2018, Dunkin' Brands' 100 percent franchised business model included more than 12,800 Dunkin' restaurants and more than 8,000 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Sr. Director, IR & Market Intelligence	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Fiscal year ended
	December 29, 2018	December 30, 2017(1)	December 29, 2018	December 30, 2017(1)
Revenues:
Franchise fees and royalty income(2)	$142,602	139,863	578,342	555,206
Advertising fees and related income	118,573	115,760	493,590	470,984
Rental income	24,988	25,100	104,413	104,643
Sales of ice cream and other products(2)	20,413	22,030	95,197	96,388
Other revenues	13,048	12,193	50,075	48,330
Total revenues	319,624	314,946	1,321,617	1,275,551
Operating costs and expenses:
Occupancy expenses—franchised restaurants	15,043	16,543	58,102	60,301
Cost of ice cream and other products	16,456	18,434	77,412	77,012
Advertising expenses	119,736	117,329	498,019	476,157
General and administrative expenses, net	63,670	61,805	246,792	243,828
Depreciation	4,837	4,988	19,932	20,084
Amortization of other intangible assets	5,201	5,334	21,113	21,335
Long-lived asset impairment charges	439	974	1,648	1,617
Total operating costs and expenses	225,382	225,407	923,018	900,334
Net income of equity method investments	3,238	2,586	14,903	15,198
Other operating income (loss), net	(921)	36	(1,670)	627
Operating income	96,559	92,161	411,832	391,042
Other income (expense), net:
Interest income	2,112	1,943	7,200	3,313
Interest expense	(31,801)	(30,231)	(128,748)	(104,423)
Loss on debt extinguishment and refinancing transactions	—	(6,996)	—	(6,996)
Other income (loss), net	(383)	21	(1,083)	391
Total other expense, net	(30,072)	(35,263)	(122,631)	(107,715)
Income before income taxes	66,487	56,898	289,201	283,327
Provision (benefit) for income taxes	13,298	(77,756)	59,295	12,118
Net income	$53,189	134,654	229,906	271,209

Earnings per share—basic	$0.64	1.49	2.75	2.99
Earnings per share—diluted	0.64	1.47	2.71	2.94
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) For each of the three months ended December 29, 2018 and December 30, 2017, $2.9 million, and for the fiscal years ended December 29, 2018 and December 30, 2017, $15.1 million and $14.3 million, respectively, of sales of ice cream and other products have been allocated to franchise fees and royalty income as consideration for the use of the franchise license.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	December 29, 2018	December 30, 2017(1)
Assets
Current assets:
Cash and cash equivalents	$517,594	1,018,317
Restricted cash	79,008	94,047
Accounts, notes, and other receivables, net	140,375	121,849
Other current assets	76,496	70,120
Total current assets	813,473	1,304,333
Property and equipment, net	209,202	181,542
Equity method investments	146,395	140,615
Goodwill and other intangible assets, net	2,223,032	2,245,465
Other assets	64,479	65,478
Total assets	$3,456,581	3,937,433
Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$31,650	31,500
Accounts payable	80,037	53,417
Deferred revenue	38,082	44,876
Other current liabilities	389,812	355,706
Total current liabilities	539,581	485,499
Long-term debt, net	3,010,626	3,035,857
Deferred revenue	327,333	361,458
Deferred income taxes, net	204,027	214,345
Other long-term liabilities	87,811	94,813
Total long-term liabilities	3,629,797	3,706,473
Total stockholders’ deficit	(712,797)	(254,539)
Total liabilities and stockholders’ deficit	$3,456,581	3,937,433
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Fiscal year ended
	December 29, 2018	December 30, 2017(1)

Net cash provided by operating activities	$268,955	283,357
Cash flows from investing activities:
Additions to property and equipment	(51,855)	(21,055)
Proceeds from sale of assets	—	854
Other, net	20	(102)
Net cash used in investing activities	(51,835)	(20,303)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	1,400,000
Repayment of long-term debt	(31,600)	(754,375)
Payment of debt issuance and other debt-related costs	—	(18,441)
Dividends paid on common stock	(114,828)	(117,003)
Repurchases of common stock, including accelerated share repurchases	(680,368)	(127,186)
Exercise of stock options	95,331	36,344
Other, net	(895)	(698)
Net cash provided by (used in) financing activities	(732,360)	418,641
Effect of exchange rates on cash, cash equivalents, and restricted cash	(538)	572
Increase (decrease) in cash, cash equivalents, and restricted cash	(515,778)	682,267
Cash, cash equivalents, and restricted cash, beginning of period	1,114,099	431,832
Cash, cash equivalents, and restricted cash, end of period	$598,321	1,114,099
(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended		Fiscal year ended
	December 29, 2018	December 30, 2017(1)	December 29, 2018	December 30, 2017(1)

Operating income	$96,559	92,161	411,832	391,042
Operating income margin	30.2%	29.3%	31.2%	30.7%
Adjustments:
Amortization of other intangible assets	$5,201	5,334	21,113	21,335
Long-lived asset impairment charges	439	974	1,648	1,617
Bertico-related litigation(2)	—	(2,898)	—	(2,898)
Adjusted operating income	$102,199	95,571	434,593	411,096
Adjusted operating income margin	32.0%	30.3%	32.9%	32.2%

Net income	$53,189	134,654	229,906	271,209
Adjustments:
Amortization of other intangible assets	5,201	5,334	21,113	21,335
Long-lived asset impairment charges	439	974	1,648	1,617
Bertico-related litigation(2)	—	(2,898)	—	(2,898)
Loss on debt extinguishment and refinancing transactions	—	6,996	—	6,996
Tax impact of adjustments(3)	(1,579)	(4,162)	(6,373)	(10,820)
Impact of tax reform(4)	—	(96,803)	—	(96,803)
Adjusted net income	$57,250	44,095	246,294	190,636

Adjusted net income	$57,250	44,095	246,294	190,636
Weighted average number of common shares – diluted	83,744,361	91,765,911	84,960,791	92,231,436
Diluted adjusted earnings per share	$0.68	0.48	2.90	2.07

(1) Prior period amounts have been restated to reflect the adoption of new revenue recognition guidance. See "Adoption of New Accounting Standard" for further detail.
(2) Adjustments for the three months and fiscal year ended December 30, 2017 represent a reduction to legal reserves for Bertico-related litigation based upon final settlement of such matters.
(3) Tax impact of adjustments calculated at effective tax rates of 28% for the three months and fiscal year ended December 29, 2018 and 40% for the three months and fiscal year ended December 30, 2017.

(4) Net tax benefit due to the enactment of the Tax Act during the fiscal year ended December 30, 2017, consisting primarily of the re-measurement of deferred tax liabilities using the lower enacted corporate tax rate.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations (continued)
(Unaudited)

	Fiscal year ended December 28, 2019
	Low	High
	(projected)	(projected)
Diluted earnings per share	$2.74	2.83
Adjustments:
Amortization of other intangible assets	0.23	0.22
Long-lived asset impairment charges	0.04	—
Tax impact of adjustments(1)	(0.07)	(0.06)
Diluted adjusted earnings per share	$2.94	2.99

(1) Tax impact of adjustments calculated at a 28% effective tax rate.